EXHIBIT 99.1

CONTACT:  Mark Collinson
CCG Investor Relations
310-231-8600, ext. 117
10960 Wilshire Blvd., Suite 2050
Los Angeles, CA  90024

UNICO AMERICAN CORPORATION REPORTS
THIRD QUARTER 2009 FINANCIAL RESULTS

Woodland Hills, CA, November 9, 2009 – Unico American Corporation  (NASDAQ – “UNAM”) (“Unico,” the “Company”), an insurance holding company that, through its subsidiaries, including Crusader Insurance Company, offers a variety of property and casualty insurance products and services, today announced its financial results for the third quarter ended September 30, 2009.  Revenues were $10.3 million and net income was $0.6 million ($0.11 diluted income per share) compared with revenues of $11.5 million and net income of $1.4 million ($0.26 diluted income per share) for the quarter ended September 30, 2008.  For the nine months ended September 30, 2009, revenues were $31.5 million and net income was $2.3 million ($0.42 diluted income per share) compared with revenue of $35.6 million and net income of $3.2 million ($0.56 diluted income per share) for the nine months ended September 30, 2008.

Third Quarter Highlights

•	Product Development Activity:

Through the continuation of our product development and enhancement activity, we received regulatory approval for and we implemented enhancements to our Food Establishment Program targeted at the restaurant industry.  The enhancements provide options for an array of expanded property coverages, packaged at a very competitive price.  In addition to those improvements, we broadened our offering and marketing of our Convenience Stores Program, to a wider segment of both the grocery and retail industries.  These program changes are structured to make our products increasingly desirable and competitive while preserving a reasonable profit margin.

•	Sales Force Activity

One new agent was appointed and one was terminated during the quarter leaving the total number of agents unchanged from the prior quarter.  The reduction in appointment activity was caused by our adoption of a more stringent screening process during the third quarter.  Nonetheless, we expect to appoint several new agents during the fourth quarter.  Our short-term goal for a total number of appointed agents remains at eighteen and that will remain so until such time as we have more fully implemented new internet agency portals.

Direct marketing to consumers continued but at a stepped-up pace throughout the third quarter.  This included the Company’s sponsorship of numerous direct mailers, trade shows, and other retail agency activity.

Market Conditions and Outlook

Despite our stepped-up efforts to deliver more competitive products and services, competition continues to capture market share by lowering their rates even further.  In many of those situations, we believe that our competition is underwriting at inadequate rates and that it would be inappropriate for us to follow their lead.  Hence, our sales continue to slip in most product lines.

Third Quarter 2009 Financial Results

In the third quarter ended September 30, 2009, revenues were $10.3 million and net income was $0.6 million ($0.11 diluted income per share) compared with revenues of $11.5 million and net income of $1.4 million ($0.26 diluted income per share) for the quarter ended September 30, 2008.  The decrease in revenues was primarily the result of lower investment income and reduction in premiums earned.

Net premium earned was $7.8 million or 75% of total revenues in the quarter ended September 30, 2009, compared to net premium earned of $8.4 million or 73% of total revenues in the quarter ended September 30, 2008.  The decline in net earned premium was primarily a result of a decline in sales.  The decline in sales was primarily due to increasingly-intense price-based competition.

Net investment income for the quarter ended September 30, 2009, was $1.0 million, compared to $1.4 million in the quarter ended September 30, 2008.  Annualized yield on average invested assets was 2.9% for the quarter ended September 30, 2009, compared to 3.9% in the quarter ended September 30, 2008.

Total insurance company revenues in the quarter ended September 30, 2009, were $8.9 million or 87% of total revenues, compared to total insurance company revenues of $10.0 million or 87% of revenues in the quarter ended September 30, 2008.

Gross commissions and fees were $1.3 million for the quarter ended September 30, 2009, compared to $1.4 million for the quarter ended September 30, 2008.

Losses and loss adjustment expenses were $4.9 million or 64% of net premium earned in the quarter ended September 30, 2009, compared to $4.8 million or 57% of net premium earned in the quarter ended September 30, 2008.  The increase in losses and loss adjustment expenses for the three months ended September 30, 2009, as compared to the prior year period is primarily due to an increase in current accident year losses incurred to $5.9 million in the quarter ended September 30, 2009, from $5.8 million in the quarter ended September 30, 2008 and a decrease in favorable development of prior accident years’ losses and loss adjustment expenses to $0.9 million in the quarter ended September 30, 2009, from $1.0 million in the quarter ended September 30, 2008.

Policy acquisition costs were $1.8 million in the quarter ended September 30, 2009, compared to $2.1 million in the quarter ended September 30, 2008.

Commissions to agents and brokers were $0.3 million for each of the quarters ended September 30, 2009 and 2008.

Other operating expenses increased $0.4 million to $1.1 million for the three months ended September 30, 2009, compared to $0.7 for the three months ended September 30, 2008.  The increase in other operating expenses is primarily due to an increase in the Company’s reserve for bad debts, legal fees and the fees charged by the California Department of Insurance for performing its required tri-annual examination of the Company’s insurance subsidiary. The reserve for bad debt increased to $0.5 million representing 35% of the $1.4 million due the Company’s general agency subsidiary from a recently appointed agent of the Company.  In May 2009, the Company terminated that agent’s agency agreement and assumed ownership and control of that agent’s policy expirations written with the Company.  The Company commenced legal proceedings against the agent and the agent’s guarantors, for recovery of the balance due and any related recovery costs incurred.  The Company’s bad debt reserve is subject to change as more information becomes available.

Total expenses for the quarter ended September 30, 2009, were $9.4 million compared to $9.3 million for the quarter ended September 30, 2008.

Nine months Ended September 2009, Financial Results

For the nine months ended September 30, 2009, revenues were $31.5 million and net income was $2.3 million ($0.42 diluted income per share) compared with revenues of $35.6 million and net income of $3.2 million ($0.56 diluted income per share) for the nine months ended September 30, 2008.

Net premium earned was $23.2 million or 74% of revenues for the nine months ended September 30, 2009, compared to net premium earned of $25.9 million or 73% of revenues for the nine months ended September 30, 2008.

Net investment income before net realized investment gains for the nine months ended September 30, 2009, was $3.4 million, compared to $4.5 million for the nine months ended September 30, 2008.  Annualized yield on average invested assets was 3.2% for the nine months ended September 30, 2009, compared to 4.1% for the nine months ended September 30, 2008.

Total insurance company revenues were $27.2 million or 86% of total revenues in the nine months ended September 30, 2009, compared to total insurance company revenues of $30.9 million or 87% of revenues for the nine months ended September 30, 2008.

Gross commissions and fees were $4.1 million in the nine months ended September 30, 2009, compared to $4.3 million for the nine months ended September 30, 2008.

Loss and loss adjustment expenses were $14.4 million or 62% of net premium earned for the nine months ended September 30, 2009, compared to $17.0 million or 66% of net premium earned for the nine months ended September 30, 2008.  The decrease in loss and loss adjustment expenses was due to a lower level of property claims in the current accident year and an increase in favorable development to $2.7 million in the nine months ended September 30, 2009, from $1.7 million for the nine months ended September 30, 2008.

Policy acquisition costs were $5.8 million in the nine months ended September 30, 2009, compared to $6.2 million for the nine months ended September 30, 2008.

Commissions to agents and brokers were $0.9 million in the nine months ended September 30, 2009, compared to $1.0 million for the nine months ended September 30, 2008.

Other operating expenses increased $0.8 million to $3.1 million for the nine months September 30, 2009 compared to $2.3 million for the nine months ended September 30, 2008.  The increase in other operating expenses is primarily due to an increase in the Company’s reserve for bad debts (described above under “Third Quarter 2009 Financial Results”) and fees charged by the California Department of Insurance for performing its required tri-annual examination of the Company’s insurance subsidiary.

Total expenses for the nine months ended September 30, 2009, were $28.1 million compared to $30.8 million for the nine months ended September 30, 2008.

Financial Condition

As of September 30, 2009, the Company had cash and investments (at amortized cost) of $141.0 million.  $115.3 million, or 82% of these investments were fixed maturity investments, and 81% of those fixed maturity investments were U.S. treasury securities.

Stockholders’ equity was $75.3 million as of September 30, 2009, or $13.87 per common share including unrealized after-tax investment gains of $3.2 million and after a cash dividend to shareholders of $0.18 per share paid on May 1, 2009, compared to stockholders’ equity of $77.0 million or $13.81 per common share including unrealized after-tax investment gains of $4.9 million as of December 31, 2008.

During the quarter ended September 30, 2009, the Company repurchased 135,109 shares of its common stock at a cost of $1,227,288.  As of September 30, 2009, the Company had remaining authority to repurchase up to an aggregate of 370,495 shares of common stock under its share repurchase programs.  The programs have no expiration date and may be terminated by the Board of Directors at any time.

“Our diligent efforts continued to pay off during the third quarter,” said Mr. Cary Cheldin, President of Unico.  “The profits we earned, however, continue to reflect an increasingly-competitive marketplace in comparison to the profits we earned during prior quarters.  While we do not see any signs of the marketplace significantly changing or hardening at this time, we remain optimistic about our ability to grow our business and profits on a long-term basis.  For example, we remain on track with respect to our development of a new IT system, a new agency distribution system, new internet agency portals, many new promotional activities and many new products.  All things considered, I am extremely proud of our accomplishments and optimistic about our future.”

About Unico American Corporation

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through Crusader Insurance Company since 1985. For more information, please visit the Company’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

- Financial Tables Follow -

UNICO AMERICAN CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	September 30	December 31
	2009	2008
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: September 30,
2009 $115,280; December 31, 2008 $135,540)	$120,132	$142,972
Short-term investments, at cost	25,671	9,502
Total Investments	145,803	152,474
Cash	68	28
Accrued investment income	716	1,301
Premiums and notes receivable, net	4,890	4,681
Reinsurance recoverable:
Paid losses and loss adjustment expenses	69	114
Unpaid losses and loss adjustment expenses	17,556	19,816
Deferred policy acquisition costs	5,112	5,220
Property and equipment (net of accumulated depreciation)	269	360
Deferred income taxes	390	-
Other assets	835	609
Total Assets	$175,708	$184,603

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$73,487	$78,655
Unearned premiums	19,652	19,962
Advance premium and premium deposits	1,262	1,193
Income taxes payable	-	559
Deferred income taxes	-	795
Accrued expenses and other liabilities	6,025	6,481
Total Liabilities	$100,426	$107,645

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,429,343 at September 30, 2009, and 5,574,315 at
December 31, 2008	$3,498	$3,569
Accumulated other comprehensive income	3,203	4,905
Retained earnings	68,581	68,484
Total Stockholders’ Equity	$75,282	$76,958

Total Liabilities and Stockholders' Equity	$175,708	$184,603

UNICO AMERICAN CORPORATION
 AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
($ in thousands, except per share)

	Three Months Ended		Nine months Ended
	September 30		September 30
	2009	2008	2009	2008
REVENUES
Insurance Company Revenues
Premium earned	$10,089	$10,567	$30,185	$32,519
Premium ceded	2,337	2,200	6,950	6,646
Net premium earned	7,752	8,367	23,235	25,873
Net investment income	1,012	1,415	3,379	4,493
Net realized investment gains	-	-	-	6
Other income	175	209	575	532
Total Insurance Company Revenues	8,939	9,991	27,189	30,904

Other Revenues from Insurance Operations
Gross commissions and fees	1,278	1,413	4,072	4,300
Investment income	-	11	1	51
Finance charges and fees	86	110	279	354
Other income	1	4	5	11
Total Revenues	10,304	11,529	31,546	35,620

EXPENSES
Losses and loss adjustment expenses	4,931	4,750	14,353	17,027
Policy acquisition costs	1,846	2,056	5,771	6,214
Salaries and employee benefits	1,305	1,494	4,016	4,329
Commissions to agents/brokers	252	320	860	960
Other operating expenses	1,071	717	3,103	2,285
Total Expenses	9,405	9,337	28,103	30,815

Income Before Taxes	899	2,192	3,443	4,805
Income tax provision	281	747	1,112	1,619
Net Income	$618	$1,445	$2,331	$3,186

PER SHARE DATA:
Basic
Earnings Per Share	$0.11	$0.26	$0.42	$0.57
Weighted Average Shares	5,500	5,624	5,545	5,625
Diluted
Earnings Per Share	$0.11	$0.26	$0.42	$0.56
Weighted Average Shares	5,542	5,665	5,585	5,668

UNICO AMERICAN CORPORATION
 AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
($ in thousands)

	For the Nine months Ended
	September 30
	2009	2008
Cash Flows from Operating Activities:
Net Income	$2,331	$3,186
Adjustments to reconcile net income to net cash from operations
Depreciation	147	159
Bond amortization, net	212	194
Net realized investment gains	-	(6)
Changes in assets and liabilities
Premium, notes and investment income receivable	376	289
Reinsurance recoverable	2,305	6,824
Deferred policy acquisitions costs	107	401
Other assets	106	154
Reserve for unpaid losses and loss adjustment expenses	(5,167)	(12,206)
Unearned premium reserve	(310)	(2,247)
Funds held as security and advanced premiums	70	(560)
Accrued expenses and other liabilities	(457)	1,951
Income taxes current/deferred	(1,198)	667
Net Cash (Used in) Operations	(1,478)	(1,194)

Investing Activities
Purchase of fixed maturity investments	(22,652)	(61,561)
Proceeds from maturity of fixed maturity investments	42,700	60,010
Proceeds from sale of fixed maturity investments	-	505
Net (increase) decrease in short-term investments	(16,169)	2,259
Additions to property and equipment	(56)	(5)
Net Cash Provided by Investing Activities	3,823	1,208

Financing Activities
Dividends paid to shareholders	(1,002)	-
Repurchase of common stock	(1,303)	(98)
Net Cash (Used in) Financing Activities	(2,305)	(98)

Net increase (decrease) in cash	40	(84)
Cash at beginning of period	28	109
Cash at End of Period	$68	$25

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	-	-
Income taxes	$2,309	$950